UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 30, 2005
ULTRALIFE BATTERIES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)

0-20852	16-1387013
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York 14513
(Address of principal executive offices) (Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 28, 2005, the Board of Directors of Ultralife Batteries, Inc. (the “Company”) approved the acceleration of vesting of certain “underwater” unvested stock options held by certain current employees of the Company, including some of its executive officers. Options held by the Company’s President and Chief Executive Officer, John D. Kavazanjian, were not included in the acceleration. Options held by non-employee directors also were not included as those options vest immediately upon grant.
     A stock option was considered “underwater” if the exercise price was $12.90 per share or greater. The Board of Directors took action to accelerate the vesting of those options that were underwater and that had been granted prior to October 2, 2005.
     The aggregate number of shares issuable upon options for which the vesting was accelerated and the weighted average exercise price per share for executive officers, all other employees, and total, respectively, are set forth below:
Summary of Options Subject to Acceleration

	Aggregate Number of	Weighted Average
	Shares Issuable	Exercise Price Per
	Upon Accelerated	Share
	Stock Options
Executive Officers[1]	109,486	$15.46
All Other Employees	236,700	$15.41
Total	346,186	$15.43
1 — excluding the Company’s President and Chief Executive Officer
     In taking these actions, and to avoid any unintended personal benefits to the Company’s executive officers, the Company’s Board of Directors imposed, as a condition of the acceleration, a holding period on the shares underlying the options for which the vesting was accelerated which were held by certain executive officers of the Company. The holding period requires all such executive officers to refrain from selling any shares of the Company’s common stock acquired upon the exercise of the options until the earlier of the original vesting date applicable to such shares (or any portion thereof) underlying the stock option grant or the termination of the executive officer’s employment.
     The decision to accelerate vesting of these underwater stock options was based on two considerations. First, the Company took the action as an alternative to issuing additional options, in order to incentivize its employees who hold options that are currently underwater. With the broad distribution of options that the Company has, the Board of Directors felt that it was a non-dilutive way to incentivize these employees on a going forward basis.
     Second, it would enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the effectiveness of FASB Statement No. 123R “Share-Based Payment” (“SFAS 123R”). The Company also believes that the underwater stock options may not be offering the intended incentives to the holders of those options when compared to the potential future compensation expense that the Company would have had to bear had it chosen not to accelerate their vesting. The Company expects the acceleration to reduce the stock option expense it would otherwise be required to record in fiscal 2006 pursuant to SFAS 123R by approximately $1,045,000 on a pre-tax basis.
     The 346,186 stock options affected by this accelerated vesting represent approximately 25% of the outstanding stock options awarded to the Company’s employees under its long-term incentive plan and predecessor plans. The Company will report the avoided future compensation expense in its Form 10-K for fiscal 2005 as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.
Item 9.01 Financial Statements and Exhibits

Exhibits

10.	Form of Resale Restriction Agreement with Executive Officers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE BATTERIES, INC.

Dated: December 30, 2005	By:	/s/Peter F. Comerford

Peter F. Comerford
Vice President of Administration &
General Counsel